Testing the Waters Materials Related to Series #OBIWAN

From the Rally App:

#OBIWAN

'78 KENNER STAR WARS OBI-WAN KENOBI ACTION FIGURE

THIS INITIAL OFFERING IS COMING SOON!

STAR WARS

CURRENT VALUE: $12,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 1978 STAR WARS BEN (OBI-WAN) KENOBI ACTION FIGURE

Investment Overview

•Upon completion of the Series #OBIWAN Offering, Series #OBIWAN will purchase a 1978 Kenner Star Wars Ben (Obi-Wan) Kenobi Action Figure graded AFA 85 for Series #OBIWAN (The “Series 1978 Star Wars Ben (Obi-Wan) Kenobi Action Figure” or the “Underlying Asset” with respect to Series #OBIWAN, as applicable), the specifications of which are set forth below.

•Star Wars is a series of films created by George Lucas that has spawned a wide-spanning industry since its debut in 1977, including ongoing films and TV shows, merchandise, trading cards, toys, and video games. The New York Times called Star Wars a “cultural behemoth.”

•Kenner Products was founded in 1947 by Albert, Phillip, and Joseph Kenner. The company would go on to produce toys such as the Easy-Bake Oven and Star Wars action figures.

•The Underlying Asset is a 1978 Kenner Star Wars Ben (Obi-Wan) Kenobi Action Figure graded AFA 85.

Asset Description

Overview & Authentication

•The first Star Wars film was released on May 25, 1977 (later retitled “Star Wars: Episode IV — A New Hope”). Directed by George Lucas, the “Space Opera” grossed an estimated $775,398,007 at the worldwide box office.

•Following the debut hit, the franchise has since released a total of 11 films, with “Star Wars: Episode IX — The Rise of Skywalker” arriving in theatres on December 20, 2019.

•The Walt Disney corporation announced they agreed to acquire Lucasfilm Ltd. on October 30, 2012. Through this deal, Disney acquired ownership of Star Wars and associated businesses in film, consumer products, animation, and more.

•After the success of the Star Wars film in 1977, Kenner signed a licensing deal to produce Star Wars toys. According to Cincinnati.com, other toy companies turned down the deal because at the time toy companies generally produced toys related to TV shows due to the longer exposure period compared to movies.

•A Kenner designer named Jim Swearingen “recalled reading the ‘Star Wars’ script and telling his bosses they had to do these toys.”

•Since Kenner knew they wanted to produce toys of the spaceships from Star Wars, they scaled down the figures from the common 8 or 12 inches to 3.75 inches. This became “the new industry standard.”

•In the fall of 1977, Kenner produced puzzles and a board game, but the action figures would take a year to produce and would not meet the holiday deadline. According to Cincinnati.com: “…they tried a bit of innovative marketing. Kenner whipped up a cardboard stand and an “Early Bird Certificate Package” that promised delivery of the first four figures (Luke Skywalker, Princess Leia, Chewbacca and R2-D2) when they were available the next year. The company essentially sold parents an empty box, an I.O.U., to put under the tree on Christmas morning.”

•Kenner’s Star Wars action figures were added to the National Toy Hall of Fame in 2012.

•Kenner Ben (Obi-Wan) Kenobi action figures’ first carded appearance came in the 12-back series (the first Kenner release). One way to identify one of the earliest Kenobi releases is by the “SKU on Figure Stand” variation.

•Kenobi is one of the last living Jedis in the galaxy, introduced in the first Star Wars film, A New Hope. Kenobi trained Anakin Skywalker (and later, his son Luke), passing on his knowledge as a legendary Jedi Master.

•In March 2019, a Disney+ series featuring Kenobi was announced, starring Ewan McGregor.

•The Underlying Asset has been issued a grade of AFA NM+ 85 by Action Figure Authority (AFA) with Certification No. 11073801.

Notable Features

•The Underlying Asset is a 1978 Kenner Star Wars Ben (Obi-Wan) Kenobi Action Figure graded AFA 85.

•The Underlying Asset’s AFA Condition Report consists of the following grades: Blister: 85, Figure: 85, Card: 80.

•The Underlying Asset features its SKU on its Figure Stand, indicative of an early production-run.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from AFA.

Details

Series 1978 Star Wars Ben (Obi-Wan) Kenobi Action Figure
Action Figure	Ben (Obi-Wan) Kenobi
Manufacturer	Kenner
Series	Star Wars 12 Back-A
Variation	SKU On Figure Stand
Year	1978
Memorabilia Type	Action Figure
Rarity	1 of 4 (AFA 85)
Authentication	Action Figure Authority (AFA)
Grade	85
Grade (Blister)	85
Grade (Figure)	85
Grade (Card)	80
Certification No.	11073801

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1978 Star Wars Ben (Obi-Wan) Kenobi Action Figure going forward.

Figure Information

Serial Number:	11073801
Date Graded:	Dec 02, 2015
Grade	85
Blister:	85
Figure:	85
Card:	80
Year:	1978
Company:	KENNER
Series:	STAR WARS
Title:	12 BACK-A
Name:	BEN (OBI-WAN) KENOBI
Variation:	SKU ON FIGURE STAND

#OBIWAN | $12K

COMPARABLE ASSET VALUE

ASSET VALUE

+237.5%

TRANSACTIONS

6

#OBIWAN | *Visuals*

SKU numbers can only be found on the figure stand of first production examples from the first Kenner Star Wars release such as #OBIWAN.

LAUNCH GALLERY ›

#OBIWAN | *Timeline*

Jan. 1947 Kenner Products is founded by three brothers, going on to produce toys such as the Easy-Bake Oven and Star Wars action figures.

May. 1977 The first Star Wars film (now known as "A New Hope") is released, grossing over $775M at the worldwide box office.

Sep. 1977 After the success of the first film, Kenner signs a licensing deal to produce Star Wars toys. The company is forced to send customers an "I.O.U." for the holiday season, as they are unable to manufacture the toys in time.

May. 1978 The first Kenner Star Wars action figures are released, known as the 12-back series. #OBIWAN is produced, featuring its SKU number on its figure stand — a sign of the first production-run.